UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		June 22, 2007

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

Material Amendment

On January 31, 2006, Aurora Antrim North, L.L.C. (“North”), a wholly owned subsidiary of our subsidiary, Aurora Energy, Ltd., entered into a senior secured credit facility with BNP Paribus (“BNP”). The current borrowing base is $50 million for drilling, development, and acquisitions, as well as other general corporate purposes. As proved reserves are added, this borrowing base may increase to $100 million with the consent of our mezzanine facility which has a second lien position in certain Michigan Antrim assets. This senior secured credit facility matures the earlier of January 31, 2010, or 91 days prior to the maturity of the mezzanine credit facility, unless the Company elects to terminate the commitment earlier pursuant to the terms of the senior secured credit facility.

The senior secured credit facility contains, among other things, a number of financial and non-financial covenants relating to restricted payments (as defined), loans or advances to others, additional indebtedness, incurrence of liens, a prohibition on the Company’s ability to prepay the mezzanine credit facility, geographic limitations on operations to the United States, and maintenance of certain financial and operating ratios, including current ratio and specified coverage ratios (collateral coverage and proved developed producing reserves coverage ratios).

On June 22, 2007, the senior secured credit facility was amended to modify the interest coverage ratio covenant for all remaining fiscal quarters in 2007. The interest coverage ratio will not, as of the last day of any 2007 fiscal quarter, permit the ratio of EBITDAX to Interest Expense for such period to be (i) less than 2.0 to 1.0 for the quarters ending June 30, 2007 and September 30, 2007 and (ii) less than 2.25 to 1.0 for fiscal quarter ending December 31, 2007. In addition, any swap agreements entered into by the parties may contain contingent requirements, agreements or covenants for North to post collateral or margin to secure its obligations under such swap agreement to cover market exposures.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: June 27, 2007	/s/ Ronald E. Huff
By: Ronald E. Huff
Its: President and Chief Financial Officer